EXECUTION



                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1997-HE2


                          TERMS AGREEMENT
                    (to Underwriting Agreement,
                     dated September 24, 1996
             between the Company and the Underwriters)



GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                                June 20, 1997
Cherry Hill, NJ 08002

           Each of Prudential Securities Incorporated
("Prudential") and Morgan Stanley & Co. Incorporated ("Morgan Stanley", and each an "Underwriter" and collectively the "Underwriters") agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997- HE2 Certificates specified beneath its name in
Section 3 hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-HE2 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-24935). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1997-HE2 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of closed end, fixed rate, first- or second-lien, home equity mortgage loans (the "Mortgage Loans") having the characteristics described in the Final Prospectus.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances subject in the aggregate to a variance described in the Final Prospectus:


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                 Principal       Interest       Class Purchase
Class             Balance          Rate        Price Percentage
-----             -------          ----        ----------------
Class A1        $66,800,000       6.7400%          99.759375%
Class A2         42,100,000       6.7450           99.775000
Class A3         21,800,000       6.8950           99.775000
Class A4         30,300,000       7.0800           99.775000
Class A5         13,700,000       7.1850           99.743750
Class A6         27,145,000       7.4850           99.728125
Class A7         22,428,000       7.1200           99.775000
Class M           6,112,000        (1)             99.453125
Class B1          6,112,000        (1)             99.515625
Class B2          1,834,000        (1)             99.500000
Class R1                500       0.0000              (2)
Class R2                500       0.0000              (2)

-------------------

(1) Interest will accrue on the Class M, Class B1 and Class B2 Certificates during the initial Interest Accrual Period at Certificate Interest Rates of 7.410%, 7.5850% and 7.9250% per annum, respectively, and during each subsequent Interest Accrual Period at Certificate Interest Rates equal to the lesser of (i) 7.410%, 7.5850% and 7.9250% per annum, respectively, and (ii) the Weighted Average Net Mortgage Rate of the Mortgage Loans as of the first day of the related Interest Accrual Period.

(2) The aggregate Purchase Price of the Offered Certificates purchased by Prudential will be reduced by an amount in respect of the transfer of the Class R1 and Class R2 Certificates to Prudential, equal to approximately $70,000.00.


           (b) The Offered Certificates shall have such other characteristics as described in the Final Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the applicable interest rate per annum of each such Class from and including June 1, 1997, up to, but not including, June 26, 1997 (the "Closing Date").

      Each of the Underwriters agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement, to purchase the principal balances of the Classes of Series 1997-HE2 Certificates specified opposite its name below.


                                 2

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Class              Prudential        Morgan Stanley
-----              ----------        --------------
Class A1          $33,400,000         $33,400,000
Class A2           21,050,000          21,050,000
Class A3           10,900,000          10,900,000
Class A4           15,150,000          15,150,000
Class A5            6,850,000           6,850,000
Class A6           13,573,000          13,572,000
Class A7           11,214,000          11,214,000
Class M             6,112,000                   0
Class B1            6,112,000                   0
Class B2            1,834,000                   0
Class R1                  500                   0
Class R2                  500                   0



           Section 4. Required Ratings: The Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class R1 and Class R2 Certificates shall have received Required Ratings of at least "Aaa" from Moody's Investors Service ("Moody's") and "AAA" from Fitch Investors Service, L.P., and the Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "Aa2", "A2", and "Baa2", respectively, by Moody's.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC (other than assets excluded from a REMIC as described in the Final
Prospectus).

           Section 6: Underwriter-Provided Information: The Company acknowledges that the information set forth in (i) the second sentence of the paragraph immediately preceding the table on the cover page of the Final Prospectus, (ii) the last paragraph on the cover page of the Final Prospectus, (iii) the first table under the caption "Plan of Distribution" and the third sentence immediately thereafter in the Final Prospectus and
(iv) the second table under the caption "Plan of Distribution" and the first and ninth sentences immediately thereafter in the Final Prospectus, as such information relates to the Offered Certificates, constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in such Final Prospectus, and the Underwriters confirm that such statements are correct.


                              3

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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriters and the Company.

                          Very truly yours,

                          PRUDENTIAL SECURITIES INCORPORATED


                          By:________________________________
                             Name:
                             Title:


                          MORGAN STANLEY & CO. INCORPORATED



                          By:________________________________
                             Name:
                             Title:



The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.


GE CAPITAL MORTGAGE SERVICES, INC.



By:______________________________
   Name:
   Title:


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